Pope Resources Closes $3.3 Million Multi-Family Residential Land Sale

POULSBO, Wash., Dec. 18, 2012 /PRNewswire/ -- Pope Resources (Nasdaq:POPE) announced that its subsidiary Olympic Property Group has closed on a $3.3 million sale of multi-family residential land in its Harbor Hill project to Landmark Development Group LLC. This 11.5-acre parcel is zoned for 172 multi-family units and represents approximately half the multi-family portion of the 244-acre project located in Gig Harbor, a suburb of Tacoma. "We are excited to have our first residential closing in this project since completing our development agreement in early 2011," said Jon Rose, President of Olympic Property Group. "We look forward to working with Landmark and believe their project will be a great addition to the Harbor Hill development."

About Pope Resources
Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage approximately 196,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the same three states mentioned above. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, +1-360-697-6626, Fax +1-360-697-1156